For Release: Immediate	NEWS	Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

•	Diluted EPS of $0.71 in Q4 09, compared to a loss of $0.26 in Q4 08, and up 58% compared to Q3 09
•	Debt levels reduced 26% from December 2008
•	$41.6 million record operating cash flow in 2009

March 3, 2010

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced net sales of $131.7 million and earnings per diluted share of $0.71 for the fourth quarter of 2009, compared to sales of $116.2 million and a loss of $0.26 per diluted share for the fourth quarter of 2008.  Full year 2009 sales were $451.5 million and earnings per diluted share were $1.47, compared to full year 2008 sales of $581.6 million and earnings per diluted share of $1.05.

Michael F. Barry, Chairman, Chief Executive Officer and President, stated, “We posted strong fourth quarter results, especially in light of a continued challenging global economic environment.  A large driver of the sequential improvement in our profitability was the strong steel industry demand in China, Brazil and India.  Steel and auto volumes, while gradually recovering, remain depressed in North America and Europe, and profitability, while improved from the prior year loss, is not where we need it to be longer term.  We also benefited from a low tax rate and volume increases related to our customers’ inventory restocking which we do not expect to be repeated to the same degree going forward.  In 2010, we expect year-over-year earnings growth as volumes gradually increase, but this will be tempered by our continued investment in the BRIC countries and other key growth initiatives.”

Mr. Barry added, “While 2009 was a challenging year given the severe decline in volumes, we were able to exit the year in a stronger financial and competitive position.  During 2009, we generated record operating cash flows and paid down more than one-quarter of our debt.  In addition, due to the aggressive actions taken over the past year, our current EBITDA run rate now exceeds pre-crisis levels.  We also continued to invest in our business as demonstrated by our Middletown, Ohio plant expansion and an upgrade to our global ERP system.  In summary, we are a financially stronger company today than when we entered into the global crisis, and we believe we are in a better competitive position as well.”

Fourth Quarter Summary

Net sales for the fourth quarter were $131.7 million, an increase of approximately 13% compared to $116.2 million for the fourth quarter of 2008.  The increase in net sales was primarily due to volume increases in all of the Company’s regions, as the Company began to recover from the global economic downturn.  Volumes increased 12%, partially offset by a 7% decline in selling price and mix.  Foreign exchange rates increased revenues by approximately 8%.  Volumes also continued to increase on a sequential quarter basis by approximately 7% compared to the third quarter of 2009.

Gross margins increased approximately $19.5 million, or 69%, compared to the fourth quarter of 2008.  The gross margin percentage of 36.1% represents considerable improvement over the 24.2% reported in the fourth quarter of 2008.  This margin expansion was primarily the result of higher volumes, cost reduction actions taken, a more favorable raw material cost environment and reduced automotive chemical management services revenue reported on a gross basis.  Gross margin as a percentage of sales declined 1.3 percentage points from the third quarter 2009 level due to higher costs related to the start-up of the Middletown, Ohio plant expansion, increasing raw material prices and mix.

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Selling, general and administrative expenses (“SG&A”) increased $8.9 million, or 33%, compared to the fourth quarter of 2008.  The increase was primarily due to incentive compensation accruals in 2009 compared to reversals in incentive compensation accruals in the prior year quarter related to the fourth quarter 2008 loss, and accounted for approximately 75% of the increase.  Changes in foreign exchange rates accounted for the majority of the remainder.

The increase in other income is primarily due to larger foreign exchange losses in the fourth quarter of 2008.  The increase in equity in net income of associated companies and net income attributable to noncontrolling interests was due to stronger financial performances from those affiliates as they began to recover from the global economic downturn.

Full Year Summary

Net sales for 2009 were $451.5 million, a decline of $130.2 million, or approximately 22%, compared to $581.6 million for 2008.  Volumes declined approximately 20%, reflective of the global economic downturn.  Changes in foreign exchange rates also decreased revenue by approximately 2%.

Gross margin decreased by $6.2 million, or 4%, compared to 2008, reflective of the above-noted volume declines which were tempered by gross margin percentage expansion.  The gross margin percentage increased to 34.7% in 2009, compared to 28.0% in 2008, primarily due to cost reduction actions taken, a more favorable raw material cost environment and reduced automotive chemical management services revenue reported on a gross basis.

SG&A decreased $10.7 million, or 8%, compared to 2008.  Savings from cost reduction programs, lower travel and entertainment expenses and lower commissions, partially offset by higher incentive compensation accruals, accounted for 64% of the decline.  Changes in foreign exchange rates accounted for the remainder.

In response to the global economic downturn, the Company initiated restructuring programs and incurred charges of approximately $2.3 million, or approximately $0.14 per diluted share, in 2009 and $2.9 million, or approximately $0.18 per diluted share, in 2008.  The Company completed both initiatives in 2009.

The Company incurred charges related to the former CEO’s supplemental retirement plan of approximately $2.4 million in 2009, or approximately $0.14 per diluted share, and expects to incur a final charge of approximately $1.3 million, or approximately $0.07 per diluted share, in 2010.  The CEO transition costs incurred in 2008 were approximately $3.5 million, or approximately $0.22 per diluted share.

Other income for 2009 includes a $1.2 million gain related to the disposition of excess land in Europe, while other income for 2008 includes a net arbitration award of approximately $1.0 million related to litigation with one of the former owners of the Company’s Italian subsidiary.  Lower foreign exchange rate losses in 2009, compared to 2008, also contributed to the change in other income in 2009.  The increase in net interest expense was primarily due to lower interest income, as lower average debt balances were offset by higher interest rates.

The Company’s effective tax rate for 2009 was 29.8%, compared to 29.9% in 2008.  The 2009 effective tax rate reflects no tax expense being provided for the land sale gain due to the utilization of net operating losses, which were previously not benefited, while the 2008 effective tax rate includes a tax refund of $0.5 million related to the Company’s increased investment in China.  The Company has experienced and expects to experience further volatility in its quarterly effective tax rates due to the varying timing of tax audits and the expiration of applicable statutes of limitations as they relate to uncertain tax positions.

Balance Sheet and Cash Flow Items

The Company’s net debt-to-total-capital ratio at December 31, 2009 was 20%, compared to 32% as of December 31, 2008.  The improvement in the Company’s net debt-to-total-capital ratio was primarily due to record cash flows from operations of $41.6 million.  Operating cash flow continued to improve by $6.9 million in the fourth quarter of 2009 compared to the prior quarter, primarily due to higher net income.

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, automotive, mining, aerospace, tube and pipe, coatings and construction materials.  Our products, technical solutions and chemical management services enhance our customers’ processes, improve their product quality and lower their costs.  Quaker’s headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

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This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements.  A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns.  Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.  Other factors could also adversely affect us.  Therefore, we caution you not to place undue reliance on our forward-looking statements.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference call to discuss fourth quarter results is scheduled for March 4, 2010 at 2:30 p.m. (ET).  Access the conference by calling 877-269-7756 or visit Quaker’s Web site at www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Operations
(Dollars in thousands, except per share data and share amounts)

	(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Net sales	$131,726	$116,229	$451,490	$581,641

Cost of goods sold	84,111	88,114	294,652	418,580

Gross margin	47,615	28,115	156,838	163,061
%	36.1%	24.2%	34.7%	28.0%

Selling, general and administrative expenses	35,625	26,762	126,018	136,697
Restructuring and related charges	-	2,916	2,289	2,916
CEO transition costs	-	-	2,443	3,505

Operating income (loss)	11,990	(1,563)	26,088	19,943
%	9.1%	-1.3%	5.8%	3.4%

Other income (expense), net	382	(657)	2,409	1,095
Interest expense, net	(1,220)	(1,204)	(4,805)	(4,409)
Income (loss) before taxes and equity in net income of associated companies	11,152	(3,424)	23,692	16,629

Taxes (tax benefit) on income (loss)	3,002	(871)	7,065	4,977
Income (loss) before equity in net income of associated companies	8,150	(2,553)	16,627	11,652

Equity in net income (loss) of associated companies	223	(102)	863	388

Net income (loss)	8,373	(2,655)	17,490	12,040

Less: Net income attributable to noncontrolling interest	441	67	1,270	908

Net income (loss) attributable to Quaker Chemical Corporation	$7,932	$(2,722)	$16,220	$11,132
%	6.0%	-2.3%	3.6%	1.9%

Per share data:
Net income (loss) attributable to Quaker Chemical Corporation Common Shareholders - basic	$0.72	$(0.26)	$1.48	$1.06
Net income (loss) attributable to Quaker Chemical Corporation Common Shareholders - diluted	$0.71	$(0.26)	$1.47	$1.05

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	December 31,	December 31,
	2009	2008
ASSETS

Current assets
Cash and cash equivalents	$25,051	$20,892
Construction fund (restricted cash)	2,358	8,281
Accounts receivable, net	108,793	98,702
Inventories, net	50,040	57,419
Deferred income taxes	5,247	4,948
Prepaid expenses and other current assets	7,409	10,584
Total current assets	198,898	200,826

Property, plant and equipment, net	67,426	60,945
Goodwill	46,515	40,997
Other intangible assets, net	5,579	6,417
Investments in associated companies	8,824	7,987
Deferred income taxes	31,692	34,179
Other assets	39,537	34,088
Total assets	$398,471	$385,439

LIABILITIES AND EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$2,431	$4,631
Accounts payable	58,389	48,849
Dividends payable	2,550	2,492
Accrued compensation	16,656	7,741
Accrued pension and postretirement benefits	4,717	7,380
Other current liabilities	15,224	12,771
Total current liabilities	99,967	83,864
Long-term debt	63,685	84,236
Deferred income taxes	8,605	7,156
Accrued pension and postretirement benefits	27,602	37,638
Other non-current liabilities	42,317	42,670
Total liabilities	242,176	255,564

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 2009 - 11,085,549 shares	11,086	10,833
Capital in excess of par value	27,527	25,238
Retained earnings	123,140	117,089
Accumulated other comprehensive loss	(10,439)	(27,237)
Total Quaker shareholders' equity	151,314	125,923
Noncontrolling interest	4,981	3,952
Total equity	156,295	129,875
Total liabilities and equity	$398,471	$385,439

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the twelve months ended December 31,
(Dollars in thousands)

	(Unaudited)
	2009	2008
Cash flows from operating activities
Net income	$17,490	$12,040
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	9,525	10,879
Amortization	1,078	1,177
Equity in net income of associated companies, net of dividends	(833)	(275)
Deferred income tax	(505)	1,014
Uncertain tax positions (non-deferred portion)	1,266	211
Deferred compensation and other, net	652	819
Stock-based compensation	2,130	3,901
Restructuring and related charges, net	2,289	2,916
Gain on disposal of property, plant and equipment	(1,202)	(10)
Insurance settlement realized	(1,608)	(1,556)
Pension and other postretirement benefits	(7,929)	(3,527)

Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(6,816)	15,582
Inventories	9,765	(73)
Prepaid expenses and other current assets	(129)	(181)
Accounts payable and accrued liabilities	16,540	(27,892)
Change in restructuring liabilities	(4,473)	(749)
Estimated taxes on income	4,363	(885)
Net cash provided by operating activities	41,603	13,391

Cash flows from investing activities
Capital expenditures	(13,834)	(11,742)
Payments related to acquisitions	(1,975)	(1,859)
Proceeds from disposition of assets	1,666	177
Insurance settlement received and interest earned	5,204	5,306
Change in restricted cash, net	2,327	(12,031)
Net cash used in investing activities	(6,612)	(20,149)

Cash flows from financing activities
Net (decrease) increase in short-term borrowings	(1,755)	743
Proceeds from long-term debt	3,500	10,000
Repayments of long-term debt	(23,973)	(3,401)
Dividends paid	(10,111)	(9,503)
Stock options exercised, other	412	11,919
Distributions to minority shareholders	(890)	(404)
Net cash (used in) provided by financing activities	(32,817)	9,354

Effect of exchange rate changes on cash	1,985	(1,899)
Net increase in cash and cash equivalents	4,159	697
Cash and cash equivalents at the beginning of the period	20,892	20,195
Cash and cash equivalents at the end of the period	$25,051	$20,892